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                                                                    EXHIBIT 15.1

XTO Energy Inc.:

We are aware that XTO Energy Inc., formerly Cross Timbers Oil Company, has incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460 and 33-55784), on Form S-3
(No. 333-56983) of XTO Energy Inc. and Cross Timbers Royalty Trust and on Form S-3 (Nos. 333-71762 and 333-104518) of XTO Energy Inc. its Form 10-Q for the quarter ended March 31, 2003, which includes our report dated April 30, 2003, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas
May 7, 2003